Exhibit 99.1

SeaWorld Entertainment, Inc. Names Walter Bogumil Chief Strategy Officer

ORLANDO, Fla., June 6, 2018 – SeaWorld Entertainment, Inc. (NYSE: SEAS) ("SeaWorld"), a leading theme park and entertainment company, today announced the appointment of Walter Bogumil to the new position of Chief Strategy Officer, effective June 18, 2018.  Mr. Bogumil joins SeaWorld from Affinity Gaming, where he most recently served as Interim Chief Executive Officer.

"We are pleased that Walter is joining us as our Chief Strategy Officer,” said John T. Reilly, Interim Chief Executive Officer of SeaWorld Entertainment. “He has extensive experience setting effective strategic plans and a strong track record of driving substantial operating improvements. We look forward to the contributions he will make as we continue to focus on key growth opportunities.”

Brief Biography for Walter Bogumil

Mr. Bogumil most recently served as Affinity Gaming’s Interim Chief Executive Officer. Before being appointed to that role in April 2018, he was Affinity’s Chief Financial Officer and Treasurer beginning in March 2015. Previously, he was Vice President, Financial Analysis, at Penn National Gaming from April 2002 to March 2015.  He has also held previous roles in the theme park and resort industries.

Mr. Bogumil holds a bachelor's degree in finance from the University of Central Florida and a master's degree in business administration from Rollins College.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® and Busch Gardens® rescue team has helped more than 31,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 50-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

CONTACTS:

Investor Relations:

Matthew Stroud

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Travis Claytor

Director, Corporate Reputation & Communications

Travis.Claytor@SeaWorld.com